June 30, 2009

Dr. Dau Wu
320 Lemonwood Dr.
Fallbrook, CA 92028

Re: Consulting Agreement

Dear Dau:

This letter is to formalize our oral understandings.

As you know, US SolarTech, Inc, (formerly Silica Tech, LLC "Company") wishes to continue retaining you as a consultant hereafter referred to as ("CONSULTANT") so as to provide, from time to time, the services described in Exhibit A.

Now, in consideration of the terms and conditions contained herein, we agree with each other as follows:

1. Consultancy.

The Company agrees to enter into this letter Agreement with CONSULTANT, wherein CONSULTANT agrees to render the consultancy services described in Exhibit A, from time to time, upon and subject to the terms and conditions described in this letter Agreement.

2. Term and Termination.

A. The term of the agreement begins as of July 1, 2009 and shall end on July 1, 2010, unless terminated sooner.

B. The Company and/or CONSULTANT may terminate this agreement upon thirty (30) days written notice; provided, however, that the Company may terminate this Agreement immediately for Cause, as herein defined.

C. For the purposes of this Agreement, Cause shall include, but shall not be limited to, the following events: (i) theft, embezzlement or other similar act by CONSULTANT (whether or not CONSULTANT is prosecuted and convicted, (ii) a material breach by CONSULTANT of any written agreement between the Company and CONSULTANT,

199 Main Street • Suite 706 • White Plains, NY 10601 • U.S.A. • Telephone: 914-287-2423 • Fax: 914-686-4192

including, without limitation, this Agreement, or any written policy of the Company known by and applicable to all of its Consultants, (iii) falsification of any business document or record, (iv) willful failure by CONSULTANT to follow the instructions of any of the Company's executive officers or their designee, to the extent such instructions are reasonably related to the business of the Company, are given in good faith to promote the interest of the Company, would not require CONSULTANT to commit any illegal act and are not given to provide the Company with cause for terminating CONSULTANT (v) receipt of money, property or services, directly or indirectly by CONSULTANT from any person or entity doing business with or seeking to do business with the Company; (vi) drug and alcohol use by CONSULTANT to the extent that, in the good faith judgment of any of the Company's executive officers or their designee, such continued use interferes with the performance by CONSULTANT of his consulting responsibilities under this Agreement; (vii) conduct by CONSULTANT resulting in damage to the Company's business reputation: (viii) gross negligence or willful misconduct by CONSULTANT in his conduct of the business of the Company, but a mere mistake in business judgment shall not constitute cause unless it is part of a continuing pattern of bad judgment that that has caused actual damage to the Company or its business; (ix) substandard performance.

D. Upon termination, US Solar shall pay any unpaid consulting fees and reimbursement of expenses, subject to the provisions of this Agreement.

3. Services.

CONSULTANT agrees to provide the services described in Exhibit A, as and when required by the Company. CONSULTANT is subject to the direction of, and will report directly to, Dr. Mohd Aslami, Company's President, Chief Executive Officer and Chief Technology Officer. CONSULTANT will (i) perform all services on a timely basis, (ii) comply with the Company's rules and policies, and (iii) advance the interests of the Company and not directly or indirectly engage in any duties or pursuits that may directly or indirectly interfere with or conflict with his services to the Company.

4. Compensation and Expenses

A. During the term of this Agreement, the Company agrees to compensate CONSULTANT at the rate of $83.33/hr for services rendered. Payments will be made on the first of each month at a fixed rate of $6,250, which is based on a total of 75 hours per month after receipt of an invoice prepared by CONSULTANT. The monthly invoices, which shall be sent timely by CONSULTANT, shall indicate the description of services performed and the time incurred with respect to the service performed.

B. Invoice amounts that exceed $6,250 will be accrued for future payment.

C. The Company shall reimburse CONSULTANT for reasonable and prior-approved out-of-pocket business expenses, including but not limited to travel and lodging expenses.

5. No Conflicting Obligations, Proceedings, and Lawsuits:

CONSULTANT represents and warrants that:

A. CONSULTANT is under no contract, agreement, or understanding with any third party, which would conflict with the terms and conditions of this Agreement or otherwise impair his abilities to perform fully his duties hereunder.

B. CONSULTANT is not now or has not been under any inquiry, investigation, proceeding, lawsuit or any similar action, which involves any prior business relationships or activities conducted or being conducted by any individual, regulatory, civil or criminal agency or authority, including but not limited to the Securities and Exchange Commission, the National Association of Securities Dealers, or any foreign regulatory civil or criminal authority or court.

C. All statements made to Company's representatives with respect to employment history, compensation, and other related matters have been true and accurate.

6. Confidential and Non-Competition

CONSULTANT covenants and agrees that all of the terms and conditions as set forth in the Consultant Confidentiality and Non-Compete Agreement (the "Confidentiality Agreement"), attached as Exhibit B, are incorporated herein by reference and made a part hereof; and that CONSULTANT'S execution of, and agreement to abide by, the Confidentiality Agreement is a material inducement to the Company to enter into this Agreement. Further, CONSULTANT acknowledges and agrees that the Company's undertakings in this Agreement are good and sufficient consideration for CONSULTANT'S undertakings in this Agreement and in the Confidentiality Agreement; and that the terms and conditions of the Confidentiality Agreement continue to bind CONSULTANT following the termination of this Agreement as set forth in the Confidentiality Agreement.

7. Independent Contractor Relationship

CONSULTANT is an independent contractor and the Company may not imply, construe, or infer any employment relationship.

8. Assignment

No party may assign any of its rights or obligations described in this Agreement without the written consent of the other. Provided, however, that this Agreement may be assigned by Company as part of a merger, acquisition, sale of substantially all of its business or other such similar transaction, provided that the acquirer expressly assumes all of the Company's obligations under this Agreement.

9. Governing Law

All the provisions in this Agreement will be governed by and construed in accordance with the laws of the State of New York without giving any force or affect to any conflict of laws provisions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. Neither this Agreement nor any of its terms may be amended, waived, added to, or modified other than by written agreement executed by the parties hereto or their respective successors and legal representatives.

10. Severability

The invalidity or unenforceability of any provision of this provision shall not affect the validity or enforceability of any other provision of this Agreement.

11. Prior Understandings

This Agreement contains the entire understanding between the parties and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, among the parties with respect thereto.

12. Notice

Any notice given under this Agreement shall be in writing and delivered personally. Written notice shall be sent via next-day delivery or facsimile and by registered or certified mail, postage prepaid, return receipt requested. All notices shall be effective when first received at each party's address except that the party to whom it is directed will deem any notice of change of address effective only upon receipt.

13. Counterparts

This Agreement may be executed in or more counterparts, all of taken together shall be deemed one original.

14. Attorney Consultation

CONSULTANT has been informed of his rights to counsel prior to signing this Agreement and has either done so or has carefully considered and reviewed the matter, including this Agreement and has decided not to engage counsel.

REMAINDER OF THIS PAGE LEFT INTENTIONAL BLANK

If you are in agreement with the terms and conditions described above, please sign in the space provided below.

Sincerely,

US SolarTech, Inc.

By: ______________________
Steven Phillips
Chief Financial Officer Member

AGREED TO AND ACCEPTED:

By: ______________________
Dan Wu

Date: 7/23/2009

US SolarTech, Inc.

198 Main Street • Suite 206 • White Plains, NY 10601 • U.S.A. • Telephone: 914-287-7423 • Fax: 914-686-4192

Exhibit A

DESCRIPTION OF SERVICES

1. Assist in design, development and installation of induction plasma torch for making Silicon products including: solids in the forms of powder, granule, or rod as well as thin film.

2. Conduct experimental studies to optimize the silicon fabrication process including: conversion efficiency, deposition efficiency, deposition rate, material purity, crystal formation and other important parameters.

3. Prepare patent application and other related activities in order to obtain the necessary IP protection for the Company for all newly developed process and/or equipment.

4. Prepare technology evaluation of other silicon fabrication techniques, per request from the Company's executive officers.

5. Perform such other technology related services as the Company may reasonably request.